Exhibit 3.2

                    ARTICLES OF INCORPORATION

                                OF

                     AUTOSTRADA MOTORS, INC.


     The undersigned natural person of the age of eighteen years or more, acting as the incorporator of a corporation under the Utah Revised Business Corporation Act, hereby adopts the following Articles of Incorporation for such corporation:

                            ARTICLE I

                               Name

     The name of this corporation is "Autostrada Motors, Inc."

                            ARTICLE II

                             Duration

     The duration of this corporation is perpetual.

                           ARTICLES III

                             Purposes

     The purpose of purposes for which this corporation is organized are to engage in any other lawful act or activity for which corporations may be organized under the Utah Revised Business Corporation Act.

                            ARTICLE IV

                              Stock

     The amount of the total authorized capital stock of the corporation shall be:

     A. Seventy Million (70,000,000) shares of common stock with a $0.001 par value; and

     B. Five Million (5,000,000) shares of preferred stock with a $0.001 par value. The Board of Directors has the right to set the series, classes, rights, privileges and preferences of the preferred stock or any class or series thereof.

                            ARTICLE V

                            Amendment

     These Articles of Incorporation may be amended by the affirmative vote of a majority of the shares entitled to vote on each such amendment.

                            ARTICLE VI

                        Shareholder Rights

     The authorized and treasury stock of this corporation may be issued at such time, upon such terms and conditions and for such consideration as the Board of Directors shall determine. Shareholders shall not have pre-emptive rights to acquire unissued shares of stock of this corporation. Nor shall shareholders be entitled to vote cumulatively for directors of the corporation.

                           ARTICLE VII

                     Initial Office and Agent

     The name of the corporation's initial registered agent and the address of its initial registered office are:

     Travis T. Jenson
     9103 Jeremy Ranch Road
     Park City Utah 84098

                           ARTICLE VIII

                            Directors

     The number of directors constituting the initial Board of Directors of this corporation is three (3). The names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and qualify, are:

     Douglas W. Fry
     808 East Northcliffe Drive
     Salt Lake City, Utah 84103

     Stephen R. Fry
     808 East 1300 South
     Salt Lake City, Utah 84103

     Travis T. Jenson
     9103 Jeremy Ranch Road
     Park City Utah 84098

                            ARTICLE IX

                           Incorporator

     The name and address of the Incorporator is:

     Douglas W. Fry
     808 East Northcliffe Drive
     Salt Lake City, Utah 84103

                            ARTICLE X

       Common Directors   Transactions Between Corporations

     No contract or other transaction between this corporation and one (1) or more of its directors or any other corporation, firm, association or entity in which one (1) or more of its directors are directors or officers or are financially interested, shall be either void or voidable because of such relationship or interest, or because such director or directors are present at the meeting of the Board of Directors, or a committee thereof which authorizes, approves or ratifies the contract or transaction by vote or consent sufficient for the purpose without counting the votes or consents of such interested director if (a) the fact of such relationship or interest is disclosed or known to the Board of Directors and they authorize, approve or ratify such contract or transaction by vote or written consent; or (b) the contract or transaction is fair and reasonable to the corporation.

     Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or committee thereof which authorizes, approves, or ratifies any such contract or transaction.

                            ARTICLE XI

                  CONTROL SHARES ACQUISITION ACT

     The corporation elects to opt out of the provisions of Section 61-6-1, et seq., Utah Code Annotated, as they may apply to the corporation or any transaction involving the corporation.

                           ARTICLE XII

                        RE-CAPITALIZATIONS

     The outstanding securities of this corporation may be forward or reverse split by resolution of the Board of Directors and without stockholder approval, provided that such action will not adversely and materially affect the rights of the stockholders of the corporation.

                           ARTICLE XIII

                          CHANGE OF NAME

     The Board of Directors shall have the right to change the name of the corporation without shareholder approval to a name that reflects the industry or business in which the corporation's business operations are conducted or to a name that will promote or conform to any principal product, technology or other asset of the corporation that the Board of Directors, in its sole discretion, deems appropriate.

     IN WITNESS WHEREOF, the incorporator has signed these Articles of Incorporation under penalty of perjury this 19th day of March, 2004.

                                   /s/Travis T. Jenson
                                   ------------------------------
                                   Travis T. Jenson, Incorporator